Exhibit 10.35

American Enterprise Park

Morris Plains, New Jersey

Immunomedics, Inc.

SIXTH AMENDMENT

Extension Agreement

This Sixth Amendment to Lease made as of this 11th day of February, 2011 between WU/LH 300 American L.L.C., a Delaware limited liability company, having an office at c/o Lighthouse Real Estate Management, 60 Hempstead Avenue, Suite 718, West Hempstead, New York, 11552 (“Lessor”) and Immunomedics, Inc., having an office at 300 American Road, Morris Plains, New Jersey 07950 (“Lessee”).

WITNESSETH:

WHEREAS, Lessor, as successor-in-interest to Baker Properties Limited Partnership, and Lessee, previously entered into a Lease Agreement dated January 16, 1992; which was amended by a First Addendum dated May 5, 1993, a Second Addendum dated March 29, 1995, a Letter Amendment dated October 5, 1998, a Fourth Addendum dated August 15, 2001 and a Fifth Amendment dated as of June 18, 2009, collectively referred to as the “Lease”; and

WHEREAS, Lessee now desires to extend the term demised in the Lease from October 31, 2021 to October 31, 2031, upon all of the applicable executory terms, covenants and conditions contained in the Lease, as modified pursuant to the provisions of this Agreement, and Lessor is willing to extend the term demised in the Lease on the terms set forth in and subject to the provisions of this Agreement; and

NOW THEREFORE, in consideration of the mutual covenants herein set forth and for good and valuable consideration, the parties hereby agree to amend the Lease as follows:

1. All capitalized words used herein are as defined in the Lease, if not defined herein.

2. The term demised in the Lease is hereby extended upon all of the applicable executory terms, covenants and conditions of the Lease including, but not limited to, the provisions of Section 3(b) and Article 12 thereof, except as the Lease is amended by this Agreement, for an additional period (referred to as the “Extension Period”) of ten (10) years commencing on November 1, 2021 (the “Extension Commencement Date”) and ending on October 31, 2031, unless sooner terminated pursuant to any of the provisions of the Lease or pursuant to law. Said date, October 31, 2031, shall hereafter be deemed to be the Expiration Date.

3. With respect to the leasing of the Demised Premises during the Extension Period, the Basic Rent shall be equal to (x) with respect to the period from November 1, 2021 through and including October 31, 2026, the sum of $1,043,814.90 per annum ($86,984.58 per month), and (y) with respect to the remainder of the Extension Period, commencing on November 1, 2026 and on each November 1st thereafter occurring during the Extension Period, the Basic Rent for the one year period commencing on such date of November 1st shall be an amount equal to the Basic Rent for the immediately preceding one year period increased by the percentage change in the

“Consumer Price Index” in effect for the immediately preceding November 1st. As used herein, “Consumer Price Index” shall mean the Consumer Price Index For All Urban Consumers All Items, United States (CPI-U) (1985-87 = 100) seasonally adjusted as published by the United States Department of Labor, Bureau of Labor Statistics, or any replacement thereof. If the manner in which the Consumer Price Index is determined by the Department of Labor shall be substantially revised, an adjustment shall be made in such revised index which would have obtained if the Consumer Price Index had not been so revised. If the current yearly average shall no longer be used as an index of 100, such change shall constitute a substantial revision. If the Consumer Price Index shall become unavailable to the public because publication is discontinued, or otherwise. Landlord will substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall then be available, a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication shall be substituted.

4. A. Lessee shall accept the Demised Premises in its “As Is” condition on the Extension Commencement Date and Lessor shall have no obligation to perform any work or make any installations in order to prepare the Demised Premises for Lessee’s continued occupancy, except that, promptly following the execution and unconditional delivery of this Agreement, Lessor shall cause the following work to be performed in the Additional Space (as such term is defined in the Fifth Amendment), which work is more particularly described on the plans prepared by RS Granoff and dated November 12, 2010, which have been reviewed and approved by Lessor and Lessee (such plans, the “Extension Work Plans” and such work, as shown on such plans, is referred to herein as “Lessor’s Extension Work”):

a.	Install carpeting in the carpeted areas of the Additional Space, with it understood that the color and type of such carpeting is designated on the Extension Work Plans;

b.	Paint the walls of the Additional Space in Building standard colors selected by Lessee and designated on the Extension Work Plans;

c.	Perform work necessary to enlarge the existing restrooms serving the Additional Space as more particularly shown on the Extension Work Plans; and

d.	Construct necessary demising walls as more particularly shown on the Extension Work Plans.

B. Lessor’s Extension Work shall employ Building-standard materials and finishes and shall be equal to standards adopted by Lessor for the Building and shall constitute a single, non-recurring obligation on the part of Lessor. In the event the Lease is renewed or extended for a further term by agreement or operation of law, Lessor’s obligation to perform such work shall not apply to such renewal or extension. Lessor may enter the Demised Premises to perform Lessor’s Extension Work and any so-called “punch-list” items in connection therewith, and entry by Lessor, its agents, servants, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Lessee to any abatement or diminution of rent, or relieve Lessee from any of its obligations under the Lease, or impose any liability upon Lessor, or its agents, by reason of inconvenience or annoyance to Lessee, or injury to, or interruption of Lessee’s business or otherwise. Lessor agrees, however, to perform said work with reasonable diligence without any obligation, however, to employ contractors or labor at overtime or other premium pay rates.

C. Except as expressly set forth to the contrary in this Paragraph C, Lessor shall perform Lessor’s Extension Work at Lessor’s sole cost and expense. The parties agree that Lessee shall be obligated to reimburse Lessor for the cost incurred by Lessor in performing items b and d of Lessor’s Extension Work in an amount equal $117,694.00, which cost is to be amortized over the period (the “Amortization Period”) commencing on November 1, 2011 and ending on October 31, 2021 on a straight-line basis using a 10% interest factor. Accordingly, effective as of the date hereof, the Basic Rent payable under the Lease with respect to the entire Demised Premises during the Amortization Period shall be increased to the following amounts to account for the reimbursement by Lessee to Lessor of the amortized cost of such work as contemplated under this Paragraph C:

i. for the period from November 1, 2011 to and including October 31, 2016, the Basic Rent shall be $838,082.11 per annum, payable in equal monthly installments of 69,840.18; and

ii. for the period from November 1, 2016 to and including October 31, 2021, the Basic Rent shall be $973,862.91 per annum, payable in equal monthly installments of $81,155.24.

5. Lessor and Lessee agree and acknowledge that as of the date hereof, Lessee has exercised its right to lease the Expansion Space pursuant to Article 34 of the Lease, entitled “Right of First Offer” (as restated in the Fourth Amendment), and accordingly such provisions of the Lease shall be of no further force or effect. Furthermore, Lessor and Lessee agree that Lessee shall continue to have the option to renew the term of the Lease pursuant to Article 32 of the Lease (entitled “Option to Renew,” which provision was restated in the Fourth Amendment), with it understood that (i) the phrase “as during the twenty (20) year Term hereof” in the first paragraph of Section 4(e) of the Fourth Amendment shall be deemed deleted therefrom, and (ii) the last sentence of Section 4(e) of the Fourth Amendment shall be deleted and the following shall be inserted in lieu thereof “Notwithstanding the above, in no event shall the Basic Rent during the Renewal Term be less than the Basic Rent in effect as of the day immediately preceding the commencement date of the Renewal Term.”

6. Except as otherwise provided herein, all other terms and provisions set forth in the Lease shall continue with the same force and effect as if set forth herein at length.

7. This Agreement shall be binding upon the parties hereto, their heirs, successors and assigns.

8. Each of Lessor and Lessee represents and warrants to the other that Lighthouse Real Estate Management, LLC (“LREM”) is the sole broker with whom such party has negotiated or otherwise dealt with or engaged in bringing about this Agreement. Lessor and Lessee shall each indemnify and hold the other harmless from all loss, cost, liability, damage and expenses, including, but not limited to, reasonable counsel fees and disbursements, incurred by the other party in connection with any breach of the foregoing representation and warranty. The terms and conditions of this paragraph shall survive the expiration or sooner termination of the Lease. Lessor shall pay any commission or compensation owing to LREM in connection with this Agreement pursuant to a separate agreement between Lessor and LREM. In addition, if any commissions or compensation is due to any broker involved with the original Lease or any prior Addendums thereto (e.g. Resource Realty, Inc. or CB Richard Ellis, Inc.), Lessor shall be solely responsible therefore.

[Signature Page Immediately Follows]

Signature Page to Sixth Amendment

IN WITNESS WHEREOF, the parties hereto have set their hands and seal the day and year first written above.

AGREED TO AND ACCEPTED BY:			AGREED TO AND ACCEPTED BY:

LESSEE:			LESSOR:

IMMUNOMEDICS, INC.			WU/LH 300 AMERICAN L.L.C.
By: Lighthouse 100 William Operating LLC, its sole manager

By:	/s/ Cynthia L. Sullivan		By:	/s/ Paul Cooper
	Name:	Cynthia L. Sullivan		Name:	Paul Cooper
	Title:	President & CEO		Title:	Member

			By:	/s/ Louis Sheinker
				Name:	Louis Sheinker
				Title:	Member